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EXHIBIT 5.1

May 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:
  Corporation
  Registration Statement on Form S-8

Ladies and Gentlemen:

        As legal counsel for Inamed Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 975,000 shares (the "Plan Shares") of Common Stock, par value $0.001 per share, of the Company which may be issued pursuant to the Inamed Corporation 2000 Stock Option Plan (the "Plan") and an aggregate of 400,000 shares of Common Stock, par value $0.001 per share, of the Company which may be issued pursuant to a stand alone agreement with Mr. Nicholas Teti and a stand alone option agreement with Mr. Hani Zeini (the "Stand Alone Options") (together with the Plan Shares, the "Shares"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

        Based on such examination, we are of the opinion that the Shares are duly authorized shares and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan or the Stand Alone Options, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                      Respectfully submitted,

                      Gray Cary Ware & Freidenrich LLP

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  EXHIBIT 5.1